Exhibit 10w

*Confidential Treatment Requested

AMENDED AND RESTATED

CLOPIDOGREL

INTELLECTUAL PROPERTY LICENSE

AGREEMENT

between

SANOFI

and

BRISTOL-MYERS SQUIBB SANOFI PHARMACEUTICALS HOLDING PARTNERSHIP

dated as of January 1, 2013

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TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS

1.1	Defined Terms	2
1.2	Additional Defined Terms	5

ARTICLE 2
GRANT OF LICENSE

2.1	License Grant	6
2.2	No Transfer	6
2.3	No Implicit Rights	7
2.4	Goodwill	7
2.5	Improvements	7
2.6	Original License	7

ARTICLE 3
SUB-LICENSE

3.1	General Sub-License	7
3.2	Sub-License for Alliance Agreements	7
3.3	Termination of Sub-License	7

ARTICLE 4
CONSIDERATION

4.1	Discoverer’s Remuneration	8
4.2	Payment	8
4.3	Method of Payment	8
4.4	Records	8
4.5	Payment Reports	8
4.6	Taxes	9

ARTICLE 5
TRADEMARKS; PATENTS; INFRINGEMENT

5.1	Maintenance	9
5.2	Registration	9
5.3	Undertaking of the Partnership	9
5.4	Compliance	9
5.5	Quality Standards	10
5.6	Quality Control	10
5.7	Failure to Meet Standards	10
5.8	Patent and Trademark Infringement	10
5.9	Notification of Infringement	11
5.10	Invalidity or Nullity	11
5.11	[*]	12

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ARTICLE 6
TERM; TERMINATION

6.1	Term; Termination	12
6.2	Consequences of Termination	13

ARTICLE 7
CONFIDENTIALITY

ARTICLE 8
MISCELLANEOUS

8.1	Notices	14
8.2	Governing Law	15
8.3	Dispute Resolution	15
8.4	Specific Performance	16
8.5	No Third Party Beneficiaries	16
8.6	Assignment	17
8.7	Severability	17
8.8	Waivers and Amendments	17
8.9	Headings	17
8.10	Entire Agreement	17
8.11	No Partnership or Joint Venture	18
8.12	Governing Language	18
8.13	Force Majeure	18
8.14	Counterparts	18

SCHEDULES

SCHEDULE 1A	LICENSED PATENTS
SCHEDULE 1B	LICENSED TRADEMARKS

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This AMENDED AND RESTATED CLOPIDOGREL INTELLECTUAL PROPERTY LICENSE (this “Agreement”) dated as of January 1, 2013 is hereby made by and between:

Sanofi, a société anonyme organized and existing under the laws of the French Republic (“Licensor”); and

Bristol-Myers Squibb Sanofi Pharmaceuticals Holding Partnership, a Delaware partnership (the “Partnership”) and, together with Licensor, the “Parties” and, individually, each a “Party”).

W I T N E S S E T H:

WHEREAS, Licensor previously discovered and patented a new chemical entity known as SR 25990C with the international non-proprietary name Clopidogrel Hydrogenosulphate (“Clopidogrel”);

WHEREAS, Licensor, Bristol-Myers Squibb Company, a Delaware corporation (“BMS”) and Sterling Winthrop, Inc., a Delaware corporation (“Sterling”) entered into a Development Agreement dated July 29, 1993 (the “Development Agreement”) for, among other things, the development of Clopidogrel;

WHEREAS, pursuant to an Amended and Restated Asset Purchase Agreement dated as of September 30, 1994 among Eastman Kodak Company, Licensor and Sterling, Licensor acquired certain assets, and assumed certain obligations, of the ethical pharmaceutical business of Sterling, including the rights and obligations of Sterling under the Development Agreement;

WHEREAS, Licensor and BMS have entered into a Territory B Alliance Support Agreement dated as of January 1, 1997, as amended as of the date hereof (the “Alliance Support Agreement”) and have formed through their indirect wholly owned subsidiaries the Partnership pursuant to the partnership agreement dated as of January 1, 1997, as amended as of the date hereof (the “Partnership Agreement”) for, among other things, the commercialization of Clopidogrel Products in certain territories, including Territory B (as such terms are defined herein);

WHEREAS, Licensor, BMS and the Partnership have entered into a Product Know-How License Agreement for Territory B dated as of January 1, 1997, as amended as of the date hereof (the “Know-How License Agreement”), pursuant to which Licensor and BMS have granted to the Partnership a license to use certain know-how for the commercialization of Clopidogrel Products and which was developed by Licensor and BMS under the Development Agreement;

WHEREAS, Licensor owns or has acquired independent of BMS certain intellectual property, including certain patents, trademarks and know-how, for the commercialization of Clopidogrel Products in certain territories, including Territory B;

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WHEREAS, Licensor and the Partnership have entered into a Clopidogrel Intellectual Property License and Supply Agreement, dated as of January 1, 1997, as amended by the Amendment to the Clopidogrel Intellectual Property License and Supply Agreement, dated December 6, 2007 (as amended, the “Original License”), pursuant to which Licensor granted to the Partnership a license under certain intellectual property, including certain patents, trademarks and know-how, for the commercialization of Clopidogrel Products in certain territories, including Territory B;

WHEREAS, the Partnership has been commercializing Clopidogrel Products in Territory B since that date;

WHEREAS, Licensor and its Affiliates have the exclusive right, subject to the terms and conditions set forth in this Agreement, to provide the active substance chemical bulk containing Clopidogrel (the “Clopidogrel Bulk”) that is required for the development, clinical testing and manufacturing of Clopidogrel Products in Territory B;

WHEREAS, pursuant to the Master Restructuring Agreement (the “Definitive Agreement”), dated as of September 27, 2012, by and between Licensor and BMS, Licensor and BMS have agreed to simplify the overall governance, operating and financial principles of their alliance with respect to Clopidogrel Products, other than in the United States and Puerto Rico; and

WHEREAS, in connection with the transactions contemplated by the Definitive Agreement, Licensor and BMS have agreed to, among other things, amend and restate the Original License on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and the terms and conditions set forth herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate,” when used with reference to any Person, means any other Person controlling, controlled by, or under common control with, such Person; provided, however, that, with respect to Sanofi, the definition of Affiliate shall exclude L’Oréal, a société anonyme organized and existing under the laws of the French Republic. For the purposes of this definition, “control” shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person or to veto any material decision relating to the management or policies of a Person, in each case whether through the ownership of voting securities, by contract or otherwise; (b) the beneficial ownership, directly or indirectly, of securities (excluding general partnership interests) representing at least 50% of the voting power of all outstanding voting securities of a Person; or (c) the beneficial ownership of at least 50% of the partnership interests of a general partnership.

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“Alliance Agreements” has the meaning set forth in the Alliance Support Agreement.

“Alliance Strategic Committee” has the meaning set forth in the Alliance Support Agreement.

“BMS Partner” means Bristol-Myers Squibb Investco, L.L.C., a partner in the Partnership.

“Clopidogrel Intellectual Property” means the Clopidogrel Know-How and the Licensed Patents.

“Clopidogrel Know-How” means any and all technical data, information, material and other know-how that relate to the manufacturing and purification of the Clopidogrel Bulk, including, without limitation, any analytical methodology, chemical, procedures, protocols, techniques and results of experimentation and testing, solely owned, developed or acquired by Licensor and its Affiliates as of the date hereof.

“Clopidogrel Product” means the product or products having as an active ingredient Clopidogrel or any salt, ester, metabolite or pro-drug thereof.

“fixed dose combination” means a pharmaceutical dosage form containing fixed doses of more than one active ingredient in which all active ingredients are present in a single tablet, capsule or other form and shall expressly exclude so-called “co-packaging” in which separate drugs in separate dosage forms are sold in a single unit or bundle.

“Fixed Dose Combination Product” means a fixed dose combination containing Clopidogrel.

“Functional Committee” means any Alliance Functional Committee (as such term is defined in the Alliance Support Agreement) or any License Functional Committee (as such term is defined in the Know-How License Agreement).

“Governmental Authority” means any federal, state or local or any foreign or supranational government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“License Steering Committee” has the meaning set forth in the Know-How License Agreement.

“Licensed Intellectual Property” means the Clopidogrel Intellectual Property and the Product Intellectual Property.

“Licensed Patents” means the patents and patent applications of Licensor and its Affiliates existing on the date hereof that relate to Clopidogrel and Clopidogrel Products, as listed on Schedule 1A attached hereto and all reissues, renewals, divisions, continuations, continuations-in-part, reexaminations, patent term restorations, patents of additions and extensions thereof.

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“Licensed Trademarks” means the trademarks and registered trademarks and applications for registered trademarks in Territory B listed on Schedule 1B attached hereto, and any trademarks, registered trademarks and applications for registered trademarks that are confusingly similar to or replacements for the foregoing and that are selected by Licensor for use in connection with Clopidogrel Product.

“Line Extension” has the meaning set forth in the Know-How License Agreement.

“MAA” means any marketing authorizations, licenses, approvals, registrations, certificates and exemptions submitted to or granted by or pending with any Governmental Authority for the purpose of allowing the manufacture, production, supply, marketing, distribution or sale of any Clopidogrel Product in a particular country.

“Marketing Entity” has the meaning set forth in the Partnership Agreement.

“Net Sales” means for any given period and with respect to any Clopidogrel Product, the gross amount invoiced in respect thereof by the Marketing Entities to any Person (excluding any transfers between any Party and its Affiliates solely for purposes of resale, promotional use or clinical trials), less (i) quantity and/or cash discounts, allowances and/or rebates actually allowed or given, (ii) freight, postage and shipping insurance expenses (if separately identified in such invoice), (iii) sales taxes directly related to the sale to the extent included in the gross invoice price (but not including taxes assessed against the income derived from such sale) and (iv) amounts repaid or credited on account of rejections, outdating or the return of such Clopidogrel Product, provided that the [*].

“New Drug Application” means the application required to be filed with the relevant Governmental Authority in any country in order to obtain approval to market commercially any Clopidogrel Product in such country.

“New Indication” has the meaning set forth in the Know-How License Agreement.

“New IP Agreement” means the FDC Intellectual Property License Agreement between Licensor and BMS, dated as of the date hereof.

“Person” means any individual, partnership, firm, corporation, société anonyme, société en nom collectif, société en participation, société par actions simplifiée, limited liability company, joint venture, association, trust or other entity or any government or any agency or political subdivision thereof, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended.

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“Product Intellectual Property” means the Product Know-How, the Licensed Trademarks and the Licensed Patents.

“Product Know-How” means any and all technical data, information, material and other know-how that relate to the formulation of Clopidogrel Products, including, without limitation, any analytical methodology, chemical, toxicological, pharmacological and clinical data, formulae, procedures, protocols, techniques and results of experimentation and testing, solely owned, developed or acquired by Licensor as of the date hereof.

“Safety Problem” has the meaning set forth in the Alliance Support Agreement.

“Sanofi Partner” means sanofi-aventis U.S. LLC, a partner in the Partnership.

“Territory B” or the “United States” means any State or Commonwealth of the United States of America, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa and any other territory, possession or military base of the United States of America.

“Third Party” means a Person who or which is neither a Party nor an Affiliate of a Party.

“U.S. Excise Tax” shall mean the “Annual Fee on Branded Prescription Pharmaceutical Manufacturers” payable by the U.S. Plavix Partnership to the U.S. government under Section 9008 of the Patient Protection and Affordable Health Care Act of 2010, as amended by Section 1404 of the Health Care and Education Reconciliation Act of 2010, enacted into law by the United States Congress on 23 March 2010 and amended on 30 March 2010. H.R. 3590, Pub. L. No. 111-148, 124 Stat. 119 (2010), as amended by H.R. 4872, Pub. L. No. 111-152, 124 Stat. 1029 (2010), as the same may hereafter be modified by any successor legislation thereto.

“U.S. Plavix Partnership” shall mean Bristol-Myers Squibb/Sanofi Pharmaceuticals Partnership, the partnership established pursuant to the Partnership Agreement effective as of October 1, 1997 between E.R. Squibb & Sons, Inc. and sanofi-aventis U.S. LLC, as amended.

1.2 Additional Defined Terms. The following additional defined terms shall have the meanings set forth in the sections of this Agreement listed below:

Defined Term	Section Where Defined
Agreement	Preamble
Alliance Support Agreement	Recitals
BMS	Recitals
Clopidogrel	Recitals
Clopidogrel Bulk	Recitals
Definitive Agreement	Recitals

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Defined Term	Section Where Defined
Development Agreement	Recitals
Dispute	8.3
Dispute Resolution Notice	8.3
Force Majeure ICC	8.13 8.3
Know-How License Agreement	Recitals
License Termination Date	6.2(a)
Licensor	Preamble
Notices	8.1
Original License	Recitals
Partnership Agreement	Recitals
Partnership	Preamble
Party	Preamble
Payment Report	4.3
Plavix Supply Agreement Quality Standards	2.1 5.5
Sterling	Recitals

ARTICLE 2

GRANT OF LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Partnership, and the Partnership hereby accepts, an exclusive license for the term hereof under the Product Intellectual Property (a) to sell, offer for sale and import Clopidogrel Products in Territory B, and (b) to develop Clopidogrel Products for Territory B, including, without limitation, New Indications and Line Extensions thereof; provided that the foregoing exclusivity granted in paragraphs (a) and (b) shall not apply to Licensor and BMS to the extent of their respective rights (both granted and retained) under the New IP Agreement with respect to Fixed Dose Combination Products.

Subject to the occurrence of a change in exclusivity of supply under Section 4.3 of the Plavix Finished Product Supply Agreement (“Plavix Supply Agreement”) between sanofi-aventis U.S. LLC, as supplier, and the Partnership, as purchaser, dated as of the date hereof, Licensor hereby grants to the Partnership, subject to the terms and conditions of this Agreement, an exclusive license under the Product Intellectual Property to manufacture and package, or have manufactured and packaged, the Clopidogrel Products for sale in Territory B, for the term and to the extent needed to cover the period of exclusivity change.

2.2 No Transfer. The Partnership hereby acknowledges and agrees that this Agreement does not, and shall not be deemed to, transfer any proprietary ownership interest whatsoever to the Partnership in or to the Licensed Intellectual Property. Nothing herein shall give the Partnership any right, title or interest in or to any of the Licensed Intellectual Property, except the rights granted pursuant to this Agreement.

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2.3 No Implicit Rights. All of the rights granted hereunder are explicitly stated herein and nothing in this Agreement shall be construed to grant any implied rights whatsoever to the Partnership in or to the Licensed Intellectual Property.

2.4 Goodwill. The Partnership hereby acknowledges that all goodwill connected with the Licensed Trademarks shall inure to the benefit of Licensor, and the Partnership shall not take any action that may be detrimental to such goodwill.

2.5 Improvements. Any new or useful invention, process or improvement, patentable or unpatentable, relating to the formulation of any Clopidogrel Product under the Clopidogrel Intellectual Property developed or acquired by the Partnership during the term hereof shall be the property of the Partnership, which shall have all ownership rights thereto.

2.6 Original License. The Parties hereby agree that all acts, omissions and occurrences prior to the date hereof, and all rights and obligations of the Parties with respect thereto, shall be governed by the terms of the Original License prior to its amendment and restatement in accordance with the terms hereof.

ARTICLE 3

SUB-LICENSE

3.1 General Sub-License. Except as permitted under Section 3.2 hereof, the Partnership shall not, without the prior written consent of Licensor, sub-license any of its rights and obligations under this Agreement; provided, however, that if the representatives of Licensor on any Functional Committee, the Alliance Strategic Committee or the License Steering Committee consensually agree to sub-license any of the Partnership’s rights or obligations hereunder, such agreement shall be deemed to be Licensor’s consent for the purposes of this Section 3.1. No such sub-license shall relieve the Partnership of its obligations hereunder.

3.2 Sub-License for Alliance Agreements. The Partnership shall sub-license those of its rights and obligations under this Agreement, to any Affiliate of Licensor or BMS that is a party to any Alliance Agreement, solely for the purposes of permitting such Affiliate to perform its obligations under such Alliance Agreement.

3.3 Termination of Sub-License. Licensor shall have the right to require the Partnership to terminate any sub-license hereunder in the event that the sub-licensee fails to comply in any material respect with, or takes any action contrary to, the terms of such sub-license or any decision made by any Functional Committee, the Alliance Strategic Committee or the License Steering Committee, and such sub-licensee has failed to remedy such non-compliance within thirty (30) days from its receipt of written notice thereof from Licensor or the Partnership.

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ARTICLE 4

CONSIDERATION

4.1 Discoverer’s Remuneration. In consideration of the rights and licenses granted hereunder, the Partnership shall pay, or shall cause to be paid, directly to Licensor for the term hereof a [*] in the amount of [*] of Net Sales of Clopidogrel Products in Territory B.

4.2 Payment. For the term of this Agreement, the Partnership shall pay or cause to be paid to Licensor all amounts due hereunder on a quarterly basis within sixty (60) days of the end of each calendar quarter. Each such payment shall be accompanied by an accurate statement of the amount of Net Sales of Clopidogrel Products in Territory B during such calendar quarter and the calculation of all payments to be made to Licensor for such calendar quarter (each a “Payment Report”).

4.3 Method of Payment. All payments to be made hereunder shall be made by wire transfer in immediately available funds, and shall be made in US dollars to the bank account of Licensor as notified to the Partnership, unless the Parties agree to settle such payments through other means.

4.4 Records. The Partnership shall maintain (i) books, records and accounts which accurately and fairly reflect, in reasonable detail, the Net Sales of Clopidogrel Products in Territory B and (ii) an adequate system of internal accounting controls. All books, records and accounts referred to in clause (i) above shall be maintained for not less than [*], or for such longer period if and as required by applicable law, following the date of the sales constituting the Net Sales and shall be made available for reasonable review upon request by Licensor.

4.5 Payment Reports. (a) At the request of Licensor, the Partnership shall, and shall if applicable cause its sub-licensees to, permit Licensor or an independent, certified public accountant not having any significant relation to either BMS or Licensor, as appointed by Licensor, at reasonable times and upon reasonable notice, to examine the books and records of the Partnership as may be necessary to (i) determine, with respect to any calendar quarter ending not more than [*] prior to the related request, the correctness of any Payment Report or payment made under this Agreement or any Alliance Agreement or (ii) obtain information as to the amount payable for any such calendar quarter in the case of failure on the part of the Partnership to report or pay pursuant to this Agreement or on the part of any party to any Alliance Agreement; provided, however, that Licensor shall not have the right to make such audit request more than once every [*]. The results of any such audit shall be promptly made available to BMS, Licensor and the Partnership.

(b) Licensor shall bear the full cost and expense of any such audit, unless such audit discloses that the amount due to Licensor is more than the amount paid by [*] of the amount due, in which case BMS shall bear the full cost and expense of such audit.

(c) The determination by an independent, certified public accountant pursuant to this Section 4.5 as to the amount due and payable by the Partnership shall be conclusive and binding on the Parties hereto.

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4.6 Taxes. All payments due under this Agreement shall be paid in full without deduction, except for taxes (if any) required to be withheld by applicable law in Territory B with respect to such payments. In the event the Partnership is required under applicable law to withhold any tax to the revenue authorities in any country in Territory B regarding any payment to Licensor, the amount of such tax shall be deducted by the Partnership and paid to the relevant revenue authority, and the Partnership shall notify Licensor thereof and shall promptly furnish to Licensor all copies of any tax certificate or other documentation evidencing such withholding. In the event that any such tax shall subsequently be found to be due, payment of such tax shall be the responsibility of Licensor.

ARTICLE 5

TRADEMARKS; PATENTS; INFRINGEMENT

5.1 Maintenance. Subject to Article X of the Alliance Support Agreement, Licensor shall maintain in full force and effect all Licensed Patents and Licensed Trademarks for the term of this Agreement and shall bear all costs and expenses related thereto. In the event that Licensor or the Partnership becomes aware of a registration for or an application to register a trademark which it believes is reasonably likely to conflict with any Licensed Trademark, it shall promptly inform the other Party in writing of the same, giving particulars thereof. Licensor shall have the first right to commence an opposition or cancellation proceeding against such trademark application or registration. If Licensor decides not to commence an opposition or cancellation proceeding, it shall promptly inform the Partnership in writing of the same and the Partnership shall have the right, but not the obligation to commence an opposition or cancellation proceeding against the trademark application or registration. The cost and expenses of any such opposition or cancellation proceeding commenced by either Licensor or the Partnership shall be borne by the Partnership. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to assist the other Party in commencing and prosecuting such opposition or cancellation proceeding.

5.2 Registration. The Licensed Trademarks in Territory B are filed and shall be maintained in the name of Licensor. The Partnership shall execute and deliver to Licensor, in such form as Licensor shall reasonably request, any and all documents which may be necessary or desirable to assist Licensor in renewing the Licensed Trademarks, or in recording the Partnership as a registered user of the Licensed Trademarks, if necessary.

5.3 Undertaking of the Partnership. The Partnership agrees not to register or attempt to register in any country in Territory B any trade name, trademark, service mark, certification mark or logo that is confusingly similar to, or that contains elements that are confusingly similar to, any Licensed Trademark.

5.4 Compliance. The Partnership shall comply with all notice and marking requirements under applicable intellectual property laws and labeling requirements under applicable law that are necessary or advisable for the protection and enforcement of the Licensed Trademarks or the Licensed Patents. The Partnership shall further comply with all applicable laws and regulations related to the manufacture, marketing, distribution and sale of Clopidogrel Products in Territory B.

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5.5 Quality Standards. Licensor, and where relevant the Partnership pursuant to a change in exclusivity of supply under the Plavix Supply Agreement, shall make or have made Clopidogrel Products according to the quality standards established in accordance with the New Drug Applications and the MAAs (the “Quality Standards”). All promotional and packaging materials to be used in connection with Clopidogrel Products shall be submitted to Licensor so that Licensor may ensure the correct use of the Licensed Trademarks thereon, and the Partnership shall not use any such promotional or packaging materials without the prior consent of Licensor (which consent shall not be unreasonably withheld); provided, however, that such consent shall be deemed to have been given if Licensor shall not have provided Notice to the Partnership of its objection to any such promotional or packaging material within fifteen (15) days after its receipt thereof, and provided, further, that such consent shall be deemed to have been given with regard to packaging materials as long as Licensor or Licensor’s Affiliates continue to exclusively pack the Clopidogrel Products under the Plavix Supply Agreement.

5.6 Quality Control. If, as a result of a change in exclusivity of supply under the Plavix Supply Agreement, the Partnership uses manufacturers and/or packers other than Licensor or Licensor’s Affiliates, the Partnership shall carry out quality control tests that are customary in the pharmaceutical industry to determine that all Clopidogrel Products and packaging related thereto sold by or on behalf of the Partnership conform to the Quality Standards. The Partnership shall keep full and complete testing records, which shall be made available for reasonable review upon request by Licensor. Upon reasonable request, the Partnership shall permit Licensor to inspect the manufacturing and/or packing facilities used by or on behalf of the Partnership and, during such inspection, Licensor shall have the right to make such tests as it deems necessary to ensure that the Quality Standards are being maintained.

5.7 Failure to Meet Standards. The Partnership agrees that Clopidogrel Products not meeting the Quality Standards shall not be labeled or used or offered for sale under the Licensed Trademarks. Unless otherwise agreed, any products that are not Clopidogrel Products may not be advertised or otherwise promoted, directly or indirectly, by the Partnership with any reference to the Licensed Trademarks, and the Partnership shall instruct its distributors to comply with this restriction.

5.8 Patent and Trademark Infringement. During the term of this Agreement, if the Partnership or Licensor becomes aware of the infringement or threatened infringement of any Licensed Patent or Licensed Trademark, it shall promptly notify the other Party in writing of the same, giving particulars thereof. Licensor shall have the first right to institute an action based on such infringement or threatened infringement and shall be responsible for the conduct of such action. The Partnership shall assist and cooperate with Licensor to the extent necessary in the conduct of such action. If Licensor notifies the Partnership in writing that it does not propose to take action against the infringer, or if within two (2) months of notification of the infringement or threatened infringement, Licensor has taken no demonstrable action to enjoin or address such infringement or threatened infringement against the infringer, the Partnership shall

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have the right, but not the obligation, to institute an infringement action. The costs and expenses of any such infringement action (including, without limitation, fees of attorneys and other professionals) shall be borne by the Partnership. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions and Licensor shall, if required, lend its name to enable the Partnership to conduct the proceedings. Any award or other consideration paid by Third Parties as a result of an infringement action (whether by way of settlement or otherwise) shall be allocated between Licensor and BMS on the basis of [*] applied to the date as of which the award or other consideration is received.

5.9 Notification of Infringement. In the event of the institution of any suit by a Third Party against either Party or any of their respective Affiliates for patent and/or trademark infringement and/or infringement of any other intellectual property rights involving Clopidogrel or Clopidogrel Products in Territory B, such Party shall promptly notify the other Party in writing of such suit. Licensor shall have the first right to conduct the defense of any such suit. Licensor shall notify the Partnership within a reasonable amount of time after notification of the institution of such a suit if it elects not to defend such suit. If Licensor does not elect to defend such suit, the Partnership shall have the right, but not the obligation, to conduct the defense of such suit. The costs and expenses of any such suit (including, without limitation, fees of attorneys and other professionals) shall be borne by the Partnership. Each Party hereby agrees to assist and cooperate with the other Party, to the extent necessary, in the defense of such suit. Any award or other consideration paid by a Third Party as a result of such suit (whether by way of settlement or otherwise) shall be allocated between Licensor and BMS on the basis of [*] applied to the date as of which the award or other consideration is received.

5.10 Invalidity or Nullity. Licensor shall have the first right to conduct the defense of any suit brought by a Third Party based on the invalidity or nullity of a Licensed Patent other than an action instituted by way of counterclaim in an action for infringement of a Licensed Patent, in which case the Party conducting the infringement action shall have the right to conduct the defense. The Partnership shall assist and cooperate with Licensor to the extent necessary in the defense of such suit. If Licensor notifies the Partnership in writing that it does not propose to conduct the defense of such suit, or if within two (2) months of notification of such suit, Licensor has taken no demonstrable action to conduct the defense of such suit, the Partnership shall have the right, but not the obligation, to conduct the defense of such suit. The costs and expenses of any such action (including, without limitation, fees of attorneys and other professionals) shall be borne by the Partnership. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to conduct the defense of such suit and Licensor shall, if required, lend its name to enable the Partnership to conduct the proceedings. Any award or other consideration paid by a Third Party as a result of such suit (whether by way of settlement or otherwise) shall be allocated between Licensor and BMS on the basis of [*] applied to the date as of which the award or other consideration is received.

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5.11 [*] Notwithstanding anything to the contrary contained herein or in the Alliance Support Agreement, Licensor shall have no obligation to maintain, prosecute or defend any patent set forth on Schedule 1A hereto under the heading [*].

ARTICLE 6

TERM; TERMINATION

6.1 Term; Termination. (a) The term of this Agreement shall commence on the date hereof and shall expire on December [*], 2019. Thereafter, the term of this Agreement may be renewed for successive three-year terms by the mutual agreement of the Parties no later than 24 months prior to the expiration of the term then in effect.

(b) Notwithstanding the foregoing, this Agreement shall automatically expire upon the earlier of (i) the termination by both Parties of the commercialization of Clopidogrel Products throughout Territory B as the result of a Safety Problem pursuant to Section 7.04 (iii) of the Alliance Support Agreement and (ii) the exercise by BMS of the special put option pursuant to Section 7.08 of the Alliance Support Agreement.

(c) This Agreement may be terminated by the mutual written consent of each of Licensor, the Sanofi Partner and the BMS Partner.

(d) Licensor shall have the right to declare termination of this Agreement upon Notice to the Partnership, following the first to occur of:

(i) the BMS Partner shall have (A) voluntarily commenced any proceeding or filed any petition seeking relief under Title 11 of the United States Code, Book VI of the French Commercial Code (legislative part as well as regulatory part) or any other bankruptcy, insolvency or similar law of the United States, any state thereof, the French Republic or any other applicable jurisdiction, (B) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or for all or substantially all of its property, (C) filed an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding, (D) made a general assignment for the benefit of creditors of all or substantially all of its assets, (E) become unable generally, or admitted in writing its inability to, pay all or substantially all of its debts as they become due or (F) taken corporate action for the purpose of effecting any of the foregoing; or

(ii) an involuntary proceeding shall have been commenced or any involuntary petition shall have been filed in a court of competent jurisdiction seeking (A) relief in respect of the BMS Partner, or of its property, under Title 11 of the United States Code, Book VI of the French Commercial Code (legislative part as well as regulatory part) or any other bankruptcy, insolvency or similar law of the United States, any state thereof, the French Republic or any other applicable jurisdiction, (B) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for the BMS Partner or for all or substantially all of its property or (C) the winding-up or liquidation of the BMS Partner; and such proceeding or petition shall have continued undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall have continued unstayed and in effect for thirty (30) days.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

6.2 Consequences of Termination. (a) Upon the expiration or early termination of this Agreement pursuant to Section 6.1 hereof (the “License Termination Date”):

(i) the terms and conditions of Section 7.07 of the Alliance Support Agreement shall apply, except in the event of early termination pursuant to Section 6.1(b) hereof;

(ii) the Partnership shall cease, and shall cause each sub-licensee (if any) to cease, all activities related to the Licensed Intellectual Property; and

(iii) the Partnership shall pay in full all amounts due to Licensor hereunder within ten (10) days after the final determination of Net Sales for such period, including the License Termination Date, pursuant to Sections 4.2, 4.3 and 4.5 hereof which shall survive until the full payment of all amounts under this clause (iii).

(b) In the event of the termination of the commercialization of the Clopidogrel Products in any country of Territory B pursuant to Section 7.02 of the Alliance Support Agreement:

(i) the terms and conditions of Section 6.2(a)(ii)-(iii) hereof shall apply, mutatis mutandis, with respect to such country; and

(ii) all rights and licenses granted by Licensor hereunder with respect to such country shall revert to Licensor, subject to Section 7.03 of the Alliance Support Agreement.

(c) Expiration or early termination of this Agreement pursuant to this Article 6 shall be without prejudice to any rights which shall have accrued to the benefit of any Party prior to such expiration or termination. Such expiration or termination shall not relieve any Party from its obligations which are expressly indicated to survive the expiration or termination of this Agreement. All of the Parties’ rights and obligations under this subclause (c) and under Sections 4.4, 4.5, 4.6, 6.2, 8.2-8.4, Article 7 and, with respect to actions or suits commenced prior to the date of expiration or early termination hereof and until each such action or suit is finally resolved, Sections 5.1, 5.8, 5.9 and 5.10 hereof, shall survive such expiration or termination for the applicable period.

ARTICLE 7

CONFIDENTIALITY

All of the data, material and information exchanged by the Parties hereunder or related hereto (including, without limitation, the Licensed Intellectual Property) shall be subject to the confidentiality provisions of the Alliance Support Agreement as set forth in Section 5.03 thereof.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

ARTICLE 8

MISCELLANEOUS

8.1 Notices. All notices, requests or other communications hereunder (collectively, “Notices”) shall be in writing, shall be in the English language and shall be given or made by delivery in person, by courier service, by facsimile (with receipt confirmed) or by registered or certified mail (return receipt requested, with postage prepaid) to the respective Parties at the following addresses:

If to Licensor, to:

Sanofi

54, rue la Boétie

75008 Paris, France

Attention: Senior Vice President, Legal Affairs and General Counsel

Facsimile: (33.1) 53.77.43.03

Attention: Vice President, Alliances & Partnerships

Facsimile: (33.1) 53.77.40.99

with a copy to:

Weil Gotshal & Manges

767 Fifth Avenue

New York NY 10153

Attention: [omitted]

Facsimile: 212 310 8007

If to the Partnership, to:

Bristol-Myers Squibb Sanofi Pharmaceuticals Holding Partnership

P.O. Box 4000

Route 206 & Province Line Road

Princeton, NJ 08543-4000, USA

Attention: Vice President and Associate General Counsel, Transactional Practice Group

Facsimile: (1 609) 252-7680

with a copy to each of:

sanofi-aventis U.S. LLC

55 Corporate Drive

Bridgewater, NJ 08807 USA

Attention: [omitted]

Facsimile: (908) 981-5705

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

[omitted].

General Counsel, North America

sanofi-aventis U.S. LLC

55 Corporate Drive

Bridgewater, NJ 08807

Fax: (908) 981-7833

and:

Sanofi

54, rue la Boétie

75008 Paris, France

Attention: Senior Vice President, Legal Affairs and General Counsel

Facsimile: (33.1) 53.77.43.03

Attention: Vice President, Alliances & Partnerships

Facsimile: (33.1) 53.77.40.99

or to such other address or facsimile number as hereafter shall be furnished as provided in this Section 8.1 by any Party hereto to the other Party hereto. All Notices given to any Party in accordance with this Section 8.1 shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile, or on the date ten (10) business days after dispatch by certified or registered mail (postage prepaid) if mailed.

8.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to the choice of law principles that might otherwise be applied in such jurisdiction.

8.3 Dispute Resolution.

(a) Negotiation and Notice. In the event of any dispute, claim, controversy or disagreement (each, a “Dispute”) arising out of, in connection with or relating to this Agreement including any question regarding this Agreement’s existence, validity or termination, the Parties shall first seek resolution of such Dispute by negotiation between their respective senior management. Such negotiation shall be deemed to commence upon the service by either Licensor or BMS upon the other of a written notice (a “Dispute Resolution Notice”) under this Section 8.3(a).

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

(b) If a Dispute subject to negotiation under Section 8.3(a) is not finally resolved within thirty (30) days following receipt by either Licensor or BMS of a Dispute Resolution Notice, the Dispute shall be finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”). The arbitral tribunal shall be composed of three (3) arbitrators. Each of Licensor and BMS shall nominate one (1) arbitrator. The two arbitrators so nominated shall nominate the presiding arbitrator. If either Licensor or BMS fails to nominate an arbitrator in its Request for Arbitration or within thirty (30) days of receiving written notice of the nomination of an arbitrator by the other Party, such arbitrator shall be appointed by the ICC Court. If the two (2) arbitrators to be nominated by Licensor and BMS fail to agree upon a third arbitrator within thirty (30) days of the nomination of the second arbitrator, the third arbitrator shall be appointed by the ICC Court. The place of arbitration shall be Paris, France and the language of the arbitration shall be English. Notwithstanding any provision to the contrary in the ICC Rules of Arbitration, each Party shall bear its own costs and expenses relating to such arbitration and all related proceedings, including fees for legal representation. Each Party shall continue to perform its respective obligations under this Agreement and this Agreement shall remain in effect while the Dispute is being resolved. The Parties agree that any dispute arising out of or relating to this Agreement, the Definitive Agreement, or the Settlement Agreement (including the China Opt-Out Letter) or any Alliance Agreement (as such terms are defined in the Definitive Agreement) shall be resolved in a single arbitration before the ICC, regardless of how many parties or agreements are implicated, and specifically waive any argument that a dispute arising out of or relating to this Agreement shall be resolved in multiple arbitrations before the ICC.

8.4 Specific Performance. Each Party agrees that the Licensed Intellectual Property is unique, and each Party hereby acknowledges and agrees that it and the other Party would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party shall be entitled to seek specific performance and/or interim relief, and agrees that the arbitral tribunal constituted under Section 8.3(b) shall have the power to order specific performance or grant provisional, interim, or conservatory measures, including but not limited to provisional injunctive relief. The Parties undertake to comply forthwith with any such provisional, interim, or conservatory measures ordered by the arbitral tribunal and agree that such measures may, to the extent not precluded by applicable law, be enforceable as a final award in any court of competent jurisdiction. For the avoidance of doubt, nothing in this provision shall prevent any Party from seeking conservatory or interim measures, including, but not limited to, temporary restraining orders or preliminary injunctions or their equivalent, from any court of competent jurisdiction before the arbitral tribunal is constituted under Section 8.3(b) or, thereafter, upon the order of the arbitral tribunal.

8.5 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties (including the Sanofi Partner and the BMS Partner, each in its capacity as a partner of the Partnership) and permitted sub-licensees and assigns, and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

8.6 Assignment. (a) This Agreement may be assigned by a Party only to an Affiliate of Licensor or BMS in the event of a corporate reorganization (including an entity that becomes an Affiliate in connection with such reorganization) involving the assumption of all or substantially all of such Party’s marketing or manufacturing functions in Territory B by such Affiliate, in which event the rights may be assigned and the obligations may be delegated to such Affiliate.

(b) Notwithstanding anything to the contrary contained in subclause (a) above, this Agreement may be assigned, in whole or in part, by, or on behalf of, the Partnership as a result of a termination event under either Section 7.04 or Section 7.06 of the Alliance Support Agreement or as a result of the dissolution of the Partnership (other than for a Safety Problem) and in any such event shall be deemed to be amended and restated (i) to delete Section 3.2 hereof, as well as any reference to the Alliance Support Agreement, and (ii) to insert those terms and conditions that are then customary in the pharmaceutical industry for an intellectual property license agreement, including, without limitation, provisions for confidentiality, indemnification and termination for material breach, as well as a diligence requirement that the assignee shall use reasonable commercial efforts to actively promote Clopidogrel Products (and the remedy for breach of such diligence requirement shall be termination of such amended and restated agreement).

8.7 Severability. If any term or other provision hereof is held to be invalid, illegal or incapable of being enforced by applicable law or public policy, all other terms and provisions hereof shall nevertheless remain in full force and effect so long as the economic effect or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.8 Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless in a writing signed by both Parties referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement shall be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other provision hereof.

8.9 Headings. All titles and captions contained in this Agreement are for the convenience of reference only and shall not affect in any way the meaning or interpretation hereof.

8.10 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter contained herein and all prior agreements relative thereto which are not contained herein are hereby terminated.

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

8.11 No Partnership or Joint Venture. This Agreement is not intended to create, and nothing contained herein shall be construed to create an association, joint venture, trust or partnership, or to impose a trust or partnership covenant, obligation or liability on or with regard to the other Party. Each Party shall be severally responsible for its own covenants, obligations and liabilities as herein provided. Other than the Partnership: (i) no Party shall be under the control of, or shall be deemed to control any other Party; (ii) no Party is the legal representative, agent, joint venturer or employee of the other Party with respect to this Agreement for any purpose whatsoever, and no Party shall have the right or power to bind the other Party; and (iii) no Party has the right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of any other Party, whether express or implied, or to bind any other Party in any respect whatsoever. The provisions of this Agreement are intended only for the regulation of relations between the Parties. This Agreement is not intended for the benefit of non-Party creditors, and no rights are granted to non-Party creditors under this Agreement.

8.12 Governing Language. The Parties acknowledge that this Agreement may be translated into the French language. The Parties agree that this English language version shall in all respects be the controlling version of this Agreement.

8.13 Force Majeure. No Party shall be in default under this Agreement, or shall have any obligation to the other Party, if such Party is unable to perform under this Agreement by reason of act of God, fire, flood, strike, national emergency or other contingency beyond its reasonable control (a “Force Majeure”). Such Party shall give the other Party prompt notice of any interruption of performance on account of Force Majeure, and of the resumption of such performance, and shall keep the other Party informed on a current basis as to the steps being taken to remove, and the anticipated time of removal of, the circumstances resulting in such Force Majeure. Notwithstanding the foregoing, nothing in this Section 8.13 shall excuse or suspend the obligation to make any payment due under this Agreement in the manner and at the time provided herein.

8.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

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*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first written above.

SANOFI		BRISTOL-MYERS SQUIBB SANOFI PHARMACEUTICALS HOLDING PARTNERSHIP

By:	/s/ T. Saugier
Name: T. Saugier
	Title: Authorized representative	Represented by:

BRISTOL-MYERS SQUIBB INVESTCO, L.L.C.

		By:	/s/ Katherine Kelly
Name: Katherine Kelly
Title: Secretary

Witnessed by:

SANOFI-AVENTIS U.S. LLC

		By:	/s/ T. Saugier
Name: T. Saugier
Title: Authorized representative

[Signature Page to Amended and Restated Territory B Clopidogrel License]

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 1A

LICENSED PATENTS

[*][Note: Approximately four pages of text are omitted]

Country	Filing	Application	Grant	Patent	Expiry	Status

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 1B

LICENSED TRADEMARKS

[*][Table Content Omitted]

Trademark	Country	Type	Class	Current Status	Filing No.	Filing date	Reg. No.	Reg. date	Next due date

Trademark	Country	Class	Current Status	Filing No.	Filing date	Reg. No.	Reg. date	Next due date

*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION